Exhibit 11.1

Your Vision Our Focus

Consent of Independent Public Accounting Firm

We consent to the use in this Offering Circular of Freeport Series LLC. on Form 1-A pursuant to Regulation A, of our report dated December 14, 2022 relating to the financial statements of Freeport Series LLC appearing in this Offering Circular.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

January 24, 2023